News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G CONTINUES BROAD-BASED VOLUME AND MARKET SHARE GROWTH Q3 EPS of $0.96; Within Guidance Range

CINCINNATI, Apr. 28, 2011 - The Procter & Gamble Company (NYSE:PG) announced third quarter diluted net earnings from continuing operations of $0.96 per share, an increase of 16 percent.  Core EPS was up eight percent, within the Company’s guidance range.

The Company continued to deliver broad-based volume and market share growth.  Volume was up five percent behind growth in all six business segments, 16 of 17 top countries, and 20 of 24 billion-dollar brands.  Market share was up in all geographic regions and flat or higher in 14 of the top 17 countries and for 18 of 24 billion-dollar brands.  Businesses representing about two-thirds of net sales maintained or grew market share.

Net sales increased five percent to $20.2 billion driven by five percent volume growth, as well as favorable pricing and foreign exchange, partially offset by geographic and product mix.  Organic sales, which exclude the impacts of acquisitions, divestitures, and foreign exchange, grew four percent.

 “The growth fundamentals of our business are strong,” said Chairman of the Board, President and Chief Executive Officer Bob McDonald.  “We delivered broad-based volume, sales, and market share growth, and grew EPS in a very difficult operating environment.  We increased our dividend for the 55th consecutive year, by 9 percent.  We continue to advance our Purpose-inspired growth strategy of improving the lives of more consumers, in more parts of the world, more completely.”

Executive Summary
·	Net sales increased five percent and organic sales grew four percent for the quarter.
·	Diluted net earnings per share from continuing operations increased 16 percent to $0.96.
·
Core EPS, which excludes U.S. healthcare reform legislation costs in the base period, increased eight percent as benefits from sales growth, cost savings, and reductions in the effective tax rate and shares outstanding were partially offset by negative impacts from higher input costs and higher marketing and portfolio expansion investments.

·	Market share was up in all geographic regions and flat or higher in 14 of the top 17 countries and for 18 of 24 billion-dollar brands.
·	Operating cash flow was $4.1 billion for the quarter while free cash flow, which is operating cash flow less capital spending, was $3.2 billion and 113 percent of net earnings.

January - March Quarter Discussion

Net sales increased five percent to $20.2 billion on five percent unit volume growth.  Organic sales were up four percent.  Volume growth was broad based, with growth in all major geographic regions, 16 of 17 top countries, all six business segments and 20 of 24 billion-dollar brands.  Volume increased high single digits in developing regions and low single digits in developed regions.  Positive pricing and favorable foreign exchange each contributed one percentage point to net sales growth.  Negative product and geographic mix reduced net sales growth by two percentage points.

Market share continued to grow behind the Company’s innovation and expansion plans.  Share was up in all geographic regions and flat or higher in 14 of 17 top countries, 5 of 6 reporting segments and 18 of 24 billion-dollar brands.  Global market share is up versus the prior three, six and 12 month periods.

Operating margin contracted 210 basis points primarily driven by lower gross margin.  Gross margin declined 140 basis points due to higher commodity costs and unfavorable geographic and product mix, which more than offset manufacturing cost savings, pricing and volume scale leverage.  Selling, general and administrative expenses (SG&A) as a percentage of net sales increased 70 basis points behind foreign currency impacts and investments to support the Company’s innovation and market expansion plans, partially offset by a reduction in overhead spending as a percentage of sales.

Diluted net earnings per share from continuing operations were $0.96, an increase of 16 percent driven by a reduction in the current year effective tax rate, base period income tax charges related to U.S. healthcare legislation, and a reduction in shares outstanding.  Core EPS was $0.96, an increase of eight percent.

Operating cash flow was $4.1 billion for the quarter, while free cash flow, which is operating cash flow less capital spending, was $3.2 billion and 113 percent of net earnings.  The Company repurchased $1.0 billion of shares during the quarter and returned another $1.4 billion of cash to shareholders as dividends.

Earlier this month P&G announced a nine percent increase to its quarterly dividend.  This is the 121st consecutive year since P&G was incorporated in which the Company has paid a dividend; and the 55th consecutive year that the dividend has increased.

Business Segment Discussion

·
Beauty net sales increased five percent to $4.9 billion, on five percent volume growth.  Organic volume, which excludes the net impact of Zest and minor fragrance divestitures, increased six percent and organic sales grew four percent.  Volume growth was driven by double-digit growth in developing regions, while volume in developed regions was flat.  Favorable exchange improved net sales by two percent and higher pricing improved net sales by one percent.  Product mix reduced net sales by three percent due to disproportionate growth in developing regions.  Volume in Retail Hair Care grew high single digits behind double-digit growth in developing regions due to initiative activity and distribution expansions in Asia and Latin America.  Volume in Female Beauty was in line with the prior period as Olay skin care distribution expansion in Asia and Latin America and deodorants growth in North America were offset by a mid-single digit decline in developed markets driven by the Zest divestiture, competitive activity in North America Cosmetics, and decreased shipments in North America Skin ahead of the Olay UV reformulation and restage.  Volume in Salon Professional declined high single digits due to the exit of non-strategic businesses and market contraction in Western Europe.  Volume in Prestige Products was up high single digits behind continued success of fragrance initiatives, partially offset by minor brand divestitures.  Net earnings decreased three percent to $547 million, as lower operating margin more than offset the impact of sales growth.   Operating margin declined behind increased marketing investments, partially offset by manufacturing cost savings and a reduction in overhead spending as a percentage of sales.

·
Grooming net sales increased eight percent to $1.9 billion on a two percent increase in volume.  Organic sales were up seven percent.  Price increases added five percent to net sales growth behind blades and razors price increases and lower promotional activity in Latin America and across the developed regions.  Favorable foreign exchange increased net sales growth by one percent.  Volume growth was driven by high single-digit growth in developing regions, which was partially offset by a mid-single digit decrease in developed regions.  Volume in Male Grooming increased low single digits primarily due to growth of blades and razors in developing regions, particularly Latin America and Asia, as well as deodorants in North America.  Volume in Appliances decreased high single digits due to slow economic recoveries in Western Europe as well as a high base period behind Hair Care appliances initiatives.  Net earnings increased one percent to $379 million driven by net sales growth and operating margin expansion, partially offset by a higher effective tax rate.  Operating margin improved due to increased gross margin from price increases and a reduction in overhead spending as a percentage of sales, partially offset by higher marketing spending.

·
Health Care net sales increased six percent to $3.0 billion on volume growth of four percent.  Organic sales grew five percent.  Price increases and favorable foreign exchange each increased net sales by one percent.  Volume was up mid-single digits in both developed and developing regions.  Volume in Oral Care was up mid-single digits due to the continued success and incremental merchandising support behind Crest 3D White in North America, Oral-B toothpaste expansions in Brazil, Belgium and Holland and toothbrush initiatives in Asia.  Volume in Feminine Care grew low single digits due to the expansion of Naturella into China and Always initiatives in Asia and Western Europe.  Volume in Personal Health Care was up high single digits primarily due to double-digit growth in North America behind initiative activity and a strong cough/cold season.  Net earnings declined two percent to $427 million, as sales growth was more than offset by a lower operating margin due to higher commodity costs and increased overhead and marketing spending to support growth.

·
Snacks and Pet Care net sales increased seven percent to $799 million behind seven percent volume growth.  Organic volume, which excludes the impact of the Natura acquisition, increased four percent and organic sales were flat versus the prior year.  Favorable foreign exchange increased net sales by two percent.  This was offset by mix which lowered net sales by two percent primarily due to growth in developing regions and Snacks, both of which have lower than segment average selling prices.  Snacks volume increased double digits behind increased distribution in the developing regions and incremental merchandising activity in the developed regions.  Pet Care volume was up low single digits due to the impact of the Natura acquisition in June 2010, partially offset by the impacts of supply constraints following the pet food recall.  Net earnings decreased 21 percent to $61 million driven primarily by a lower gross margin due to increased product costs resulting from the pet food supply disruptions and negative product mix.

·
Fabric Care and Home Care net sales increased five percent to $6.1 billion on volume growth of six percent.  Organic volume, which excludes the impact of the Ambi Pur acquisition, was up five percent and organic sales increased three percent.  Favorable foreign exchange increased net sales by one percent.  Mix lowered net sales by two percent primarily due to disproportionate growth of mid and low-tier product lines, which have lower than segment average selling prices.  Volume increased high single digits in developing regions and mid-single digits in developed regions.  Fabric Care volume was up mid-single digits due to success of prior period initiative launches such as liquitabs in Western Europe and laundry additives, as well as market growth in developing regions.  Home Care volume increased double digits driven by initiatives, geographic expansion of dish and air care product lines and the Ambi Pur acquisition.  Home Care organic volume increased high single digits.  Batteries volume was consistent with the prior year as initiatives and distribution expansion in the current year were offset by a decrease in North America due to a spike in shipments in the base period following consumer value corrections.  Net earnings were flat at $754 million, as sales growth was largely offset by operating margin contraction. Operating margin contracted behind a commodity cost driven reduction in gross margin and increased overhead spending due to the Ambi Pur acquisition, partially offset by a reduction in marketing spending as a percentage of net sales.

·
Baby Care and Family Care net sales increased five percent to $4.0 billion on seven percent volume growth.  Organic sales were up five percent.  Price increases improved net sales by one percent.  Mix reduced net sales by two percent driven by disproportionate growth of mid-tier and value product lines, larger package sizes and developing regions, all of which have lower than segment average selling prices.  Unfavorable foreign exchange reduced net sales by one percent.  Volume in developing regions was up double digits and volume in developed regions increased low single digits.  Volume in Baby Care grew high single digits due to initiative activity, distribution expansion and market growth in Europe and developing regions, partially offset by the impact of the North American launch of Pampers Dry Max in the base period.  Volume in Family Care was up mid-single digits behind the continued success of prior-period initiative launches across Charmin and Bounty and double-digit growth of Charmin Basic in North America.  Net earnings declined five percent to $528 million as sales growth was more than offset by reduced operating margin.  Operating margin declined primarily behind reduced gross margin due to higher commodity costs, partially offset by manufacturing cost savings.

Fiscal Year 2011 Guidance

Net sales are expected to increase four to five percent in fiscal 2011.  Diluted net earnings per share from continuing operations are expected to be in the range of $3.89 to $3.94, and guidance for Core EPS is $3.91 to $3.96, an increase of seven to eight percent.

April - June 2011 Quarter Guidance

For the April - June quarter, net sales growth is estimated to be eight to 10 percent.  Organic sales are expected to grow four to six percent, reflecting solid volume growth and improving pricing trends.  Foreign exchange is expected to add about four percent to net sales growth.  Diluted net earnings per share from continuing operations and Core EPS are expected to be in the range of $0.80 to $0.85, an increase of 13 to 20 percent on a core basis and a continuing operations basis.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release or presentation, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release or presentation, there are certain factors that could cause actual results for any quarter or annual period to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity and an increasing volatile economic environment, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition and divestiture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes designed to support our growth strategies, while successfully identifying, developing and retaining key employees, especially in key growth markets where the depth of skilled employees is limited; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, and tax policy), and to resolve pending matters within current estimates; (7) the ability to resolve the pending competition law inquiries in Europe within current estimates; (8) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (9) the ability to successfully manage currency (including currency issues in certain countries, such as Venezuela, China and India), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (10) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to a global or regional credit crisis, or terrorist and other hostile activities or natural disasters (including the civil unrest in the Middle East and the Japan crisis); (11) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (12) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (13) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (14) the ability to stay close to consumers in an era of increased media fragmentation; (15) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands; and (16) the ability to rely on and maintain key information technology systems, including the transition of our ordering, shipping and billing systems in North America and Western Europe to a new system.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 127,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.  We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.  Organic sales is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The reconciliation of reported sales growth to organic sales is as follows:
Jan - Mar	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
Beauty	5%	-2%	1%	4%
Grooming	8%	-1%	0%	7%
Health Care	6%	-1%	0%	5%
Snacks and Pet Care	7%	-2%	-5%	0%
Fabric Care and Home Care	5%	-1%	-1%	3%
Baby Care and Family Care	5%	1%	-1%	5%
Total P&G	5%	-1%	0%	4%

*Acquisition/Divestiture Impact includes rounding impacts necessary to reconcile net sales to organic sales.

           Core EPS:  This is a measure of the Company’s diluted net earnings per share from continuing operations excluding a charge related to a tax provision for retiree healthcare subsidy payments in the U.S. healthcare reform legislation in the prior year period, charges related to pending European legal matters for current and prior years, and a significant adjustment to an income tax reserve related to the deductibility of technology donations in prior years.  We do not view these items to be part of our sustainable results.  We believe the Core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth.  Core EPS is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.  The table below provides a reconciliation of diluted net earnings per share from continuing operations to Core EPS:

	JFM 11	JFM 10
Diluted Net Earnings Per Share - Continuing Operations	$0.96	$0.83
Charge for Taxation of Retiree Healthcare Subsidy	-	$0.05
Rounding Impacts		$0.01
Core EPS	$0.96	$0.89
Core EPS Growth	8%
	AMJ 11 (Est.)	AMJ 10
Diluted Net Earnings Per Share - Continuing Operations	$0.80 to $0.85	$0.71

Core EPS	$0.80 to $0.85	$0.71
Core EPS Growth	13% to 20%

	FY 2011 (Est.)	FY 2010
Diluted Net Earnings Per Share - Continuing Operations	$3.89 to $3.94	$3.53
Significant Adjustment to Income Tax Reserve	($0.08)	-
Charges for Pending European Legal Matters	$0.10	$0.09
Charge for Taxation of Retiree Healthcare Subsidy	-	$0.05
Core EPS	$3.91 to $3.96	$3.67
Core EPS Growth	7% to 8%

Note – All reconciling items are presented net of tax.  Tax effects are calculated consistent with the nature of the underlying transaction.  The charge for taxation of retiree healthcare subsidy and significant adjustment to an income tax reserve are tax expense.  There are no tax impacts on EPS due to the charges for pending European legal matters.

Free Cash Flow:  Free cash flow is defined as operating cash flow less capital spending.  We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.  Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.  The reconciliation of free cash flow is provided below (amounts in millions):
	Operating Cash Flow	Capital Spending	Free Cash Flow
Jan-Mar ‘11	$4,056	($810)	$3,246

Free Cash Flow Productivity:  Free cash flow productivity is defined as the ratio of free cash flow to net earnings.  The Company’s long-term target is to generate free cash flow at or above 90 percent of net earnings.  Free cash flow productivity is also one of the measures used to evaluate senior management.  We believe this provides a better perspective of our underlying liquidity trends.  The reconciliation of free cash flow productivity is provided below (amounts in millions):
	Free Cash Flow	Net Earnings	Free Cash Productivity
Jan-Mar ‘11	$3,246	$2,873	113%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	Three Months Ended March 31			Nine Months Ended March 31

	2011	2010	% CHG	2011	2010	% CHG
NET SALES	$20,230	$19,178	5%	$61,699	$60,012	3%
COST OF PRODUCTS SOLD	10,005	9,225	8%	29,981	28,359	6%
GROSS MARGIN	10,225	9,953	3%	31,718	31,653	0%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	6,453	5,985	8%	19,185	18,582	3%
OPERATING INCOME	3,772	3,968	(5)%	12,533	13,071	(4)%
TOTAL INTEREST EXPENSE	202	223	(9)%	619	734	(16)%
OTHER NON-OPERATING INCOME/(EXPENSE), NET	71	17	318%	70	93	(25)%
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,641	3,762	(3)%	11,984	12,430	(4)%
INCOME TAXES	768	1,177		2,697	3,669

NET EARNINGS FROM CONTINUING OPERATIONS	2,873	2,585	11%	9,287	8,761	6%

DISCONTINUED OPERATIONS:
INCOME FROM DISCONTINUED OPERATIONS BEFORE INCOME TAX	-	-		-	2,938	(100)%
INCOME TAXES ON DISCONTINUED OPERATIONS	-	-		-	1,148	(100)%
NET EARNINGS FROM DISCONTINUED OPERATIONS	-	-		-	1,790	(100)%

NET EARNINGS	2,873	2,585	11%	9,287	10,551	(12)%

EFFECTIVE TAX RATE FROM CONTINUING OPERATIONS	21.1%	31.3%		22.5%	29.5%

PER COMMON SHARE:
BASIC NET EARNINGS - CONTINUING OPERATIONS	$1.01	$0.88	15%	$3.24	$2.96	9%
BASIC NET EARNINGS - DISCONTINUED OPERATIONS	$-	$-		$-	$0.61	(100)%
BASIC NET EARNINGS	$1.01	$0.88	15%	$3.24	$3.57	(9)%

DILUTED NET EARNINGS - CONTINUING OPERATIONS	$0.96	$0.83	16%	$3.09	$2.82	10%
DILUTED NET EARNINGS - DISCONTINUED OPERATIONS	$-	$-		$-	$0.57	(100)%
DILUTED NET EARNINGS	$0.96	$0.83	16%	$3.09	$3.39	(9)%

DIVIDENDS	$0.4818	$0.4400	9.5%	$1.4454	$1.3200	9.5%
AVERAGE DILUTED SHARES OUTSTANDING	2,999.3	3,103.9		3,008.6	3,110.2

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
GROSS MARGIN	50.5%	51.9%	(140)	51.4%	52.8%	(140)
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	31.9%	31.2%	70	31.1%	31.0%	10
OPERATING MARGIN	18.6%	20.7%	(210)	20.3%	21.8%	(150)
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	18.0%	19.6%	(160)	19.4%	20.7%	(130)
NET EARNINGS FROM CONTINUING OPERATIONS	14.2%	13.5%	70	15.1%	14.6%	50

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Nine Months Ended March 31
	2011	2010

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$2,879	$4,781

OPERATING ACTIVITIES
NET EARNINGS	9,287	10,551
DEPRECIATION AND AMORTIZATION	2,103	2,328
SHARE-BASED COMPENSATION EXPENSE	295	333
DEFERRED INCOME TAXES	186	187
GAIN ON SALE OF BUSINESSES	(70)	(2,650)
CHANGES IN:
ACCOUNTS RECEIVABLE	(495)	(338)
INVENTORIES	(817)	(27)
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	(223)	2,198
OTHER OPERATING ASSETS & LIABILITIES	(797)	(43)
OTHER	(84)	220

TOTAL OPERATING ACTIVITIES	9,385	12,759

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(2,066)	(1,980)
PROCEEDS FROM ASSET SALES	89	3,047
ACQUISITIONS, NET OF CASH ACQUIRED	(489)	(65)
CHANGE IN INVESTMENTS	97	(32)

TOTAL INVESTING ACTIVITIES	(2,369)	970

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(4,237)	(4,001)
CHANGE IN SHORT-TERM DEBT	(420)	(3,481)
ADDITIONS TO LONG-TERM DEBT	1,536	2,752
REDUCTIONS OF LONG-TERM DEBT	(188)	(5,922)
TREASURY STOCK PURCHASES	(4,536)	(3,417)
IMPACT OF STOCK OPTIONS AND OTHER	758	531

TOTAL FINANCING ACTIVITIES	(7,087)	(13,538)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	138	(73)

CHANGE IN CASH AND CASH EQUIVALENTS	67	118

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,946	$4,899

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information

	March 31, 2011	June 30, 2010

CASH AND CASH EQUIVALENTS	$2,946	$2,879
ACCOUNTS RECEIVABLE	6,264	5,335
TOTAL INVENTORIES	7,619	6,384
OTHER	4,985	4,184
TOTAL CURRENT ASSETS	21,814	18,782

NET PROPERTY, PLANT AND EQUIPMENT	20,521	19,244
NET GOODWILL AND OTHER INTANGIBLE ASSETS	89,628	85,648
OTHER NON-CURRENT ASSETS	4,575	4,498

TOTAL ASSETS	$136,538	$128,172

ACCOUNTS PAYABLE	$6,458	$7,251
ACCRUED AND OTHER LIABILITIES	9,996	8,559
DEBT DUE WITHIN ONE YEAR	9,721	8,472
TOTAL CURRENT LIABILITIES	26,175	24,282

LONG-TERM DEBT	21,699	21,360
OTHER	21,232	21,091
TOTAL LIABILITIES	69,106	66,733

TOTAL SHAREHOLDERS' EQUITY	67,432	61,439

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$136,538	$128,172

Certain amounts for prior periods were reclassified to conform with the fiscal 2010 presentation

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

	Three Months Ended March 31, 2011
		% Change	Earnings From	% Change	Net Earnings	% Change
		Versus	Continuing Operations	Versus	From Continuing	Versus
	Net Sales	Year Ago	Before Income Taxes	Year Ago	Operations	Year Ago

Beauty	$4,870	5%	$762	-1%	$547	-3%

Grooming	1,907	8%	524	13%	379	1%

Health Care	2,962	6%	658	-1%	427	-2%

Snacks and Pet Care	799	7%	94	-24%	61	-21%

Fabric Care and Home Care	6,088	5%	1,195	2%	754	0%

Baby Care and Family Care	3,968	5%	832	-6%	528	-5%

Corporate	(364)	N/A	(424)	N/A	177	N/A
Total Company	20,230	5%	3,641	-3%	2,873	11%

	Nine Months Ended March 31, 2011
		% Change	Earnings From	% Change	Net Earnings	% Change
		Versus	Continuing Operations	Versus	From Continuing	Versus
	Net Sales	Year Ago	Before Income Taxes	Year Ago	Operations	Year Ago

Beauty	$15,089	2%	$2,984	2%	$2,272	3%

Grooming	5,969	4%	1,683	8%	1,259	8%

Health Care	9,084	3%	2,178	-5%	1,453	-4%

Snacks and Pet Care	2,306	-1%	264	-31%	182	-27%

Fabric Care and Home Care	18,693	2%	3,777	-8%	2,449	-10%

Baby Care and Family Care	11,550	3%	2,383	-12%	1,500	-11%

Corporate	(992)	N/A	(1,285)	N/A	172	N/A
Total Company	61,699	3%	11,984	-4%	9,287	6%

	Three Months Ended March 31, 2011
	(Percent Change vs. Year Ago) *
	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/				Net Sales
	Divestitures	Divestitures	Foreign Exchange	Price	Mix/Other	Growth
Beauty	5%	6%	2%	1%	-3%	5%

Grooming	2%	2%	1%	5%	0%	8%

Health Care	4%	4%	1%	1%	0%	6%

Snacks and Pet Care	7%	4%	2%	0%	-2%	7%

Fabric Care and Home Care	6%	5%	1%	0%	-2%	5%

Baby Care and Family Care	7%	7%	-1%	1%	-2%	5%
Total Company	5%	5%	1%	1%	-2%	5%

	Nine Months Ended March 31, 2011
	(Percent Change vs. Year Ago) *
	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/				Net Sales
	Divestitures	Divestitures	Foreign Exchange	Price	Mix/Other	Growth
Beauty	5%	5%	-1%	0%	-2%	2%

Grooming	4%	4%	-2%	2%	0%	4%

Health Care	5%	5%	-1%	-1%	0%	3%

Snacks and Pet Care	1%	-2%	0%	-1%	-1%	-1%

Fabric Care and Home Care	7%	6%	-2%	-1%	-2%	2%

Baby Care and Family Care	9%	9%	-2%	-1%	-3%	3%
Total Company	6%	6%	-1%	0%	-2%	3%

* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.